Exhibit 99

Eaton Announces Net Income Per Share in the Third Quarter of $1.02
Record Quarterly Electrical Results Drive Earnings Performance
Acquisition of Cooper Industries plc on Track to Close in Fourth Quarter
CLEVELAND … Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.02 for the third quarter of 2012, a decrease of 5 percent from the $1.07 earned in the record third quarter of 2011. Sales in the third quarter were $3.95 billion, 4 percent below the third quarter of 2011. Net income in the third quarter was $345 million compared to $365 million in 2011.
Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the third quarter of 2012 were $1.07 compared to $1.08 per share in 2011, a decrease of 1 percent. Operating earnings in the third quarter were $363 million compared to $367 million in 2011.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our third quarter results came in very close to our expectations despite the slowdown in economic growth which we discussed in September at several investment conferences. Economic growth in the EU and China remained subdued during the quarter, while industrial activity in the U.S. decelerated during the quarter reflecting uncertainties over fiscal reforms that have led customers to hold back on purchases. As a result, we expect our markets for full year 2012 will show less growth than we had anticipated earlier in the year, with our markets for the year now estimated to grow between 1 to 2 percent.
“Sales in the third quarter declined by 4 percent compared to the third quarter of 2011,” said Cutler. “This reduction in sales was comprised of declines of 2 percent from core growth and 4 percent from foreign exchange, offset by 2 percent growth from acquisitions. End markets declined 1 percent in the quarter.
“We are pleased with our 14.6 percent segment operating margin in the third quarter,” said Cutler. “Our electrical segments posted particularly strong margins, with the Electrical Americas segment registering an operating margin of 18.2 percent and the Electrical Rest of World segment registering an operating margin of 11.2 percent.
“Our operating cash flow in the third quarter was $606 million,” said Cutler. “We expect our operating cash flow in the fourth quarter to be even stronger, reflecting our typical seasonal pattern.
“For the fourth quarter we anticipate our sales, prior to any impact from the close of the Cooper transaction, are likely to be about the same as the third quarter,” said Cutler. “Our results in the fourth quarter will also be impacted by the expected close of the Cooper acquisition. In addition to Eaton's operating results, we expect our fourth quarter results to contain a partial quarter of Cooper operating results, purchase price accounting adjustments, and financing costs and the additional share count associated with closing the Cooper transaction. As a result, we anticipate to incur certain expenses in the fourth quarter related to the acquisition originally forecast to be incurred in 2013.
“We are pleased that Eaton's and Cooper's shareholders approved the Cooper acquisition last Friday,” said Cutler. “We are awaiting two additional regulatory approvals and expect the acquisition to close in the fourth quarter. We are excited about the addition of Cooper to Eaton, as the combined company will have approximately 60 percent of its sales in the electrical markets, based on 2011 results, which are holding up well through this current period of global softness. In addition, Cooper's profitability, as shown in its third quarter earnings release, remains quite strong.”
Business Segment Results
Third quarter sales for the Electrical Americas segment were $1.14 billion, up 6 percent compared to 2011 and a quarterly record for this segment. Operating profits in the third quarter were a record $207 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were a record $208 million, up 31 percent over results in 2011.
“End markets for our Electrical Americas segment grew 4 percent during the third quarter,” said Cutler. “Both the nonresidential and residential electrical markets posted particularly strong growth in the quarter.
“Our bookings in the Electrical Americas segment, adjusted for foreign exchange and acquisitions, decreased 3 percent compared to our all-time record third quarter of 2011,” said Cutler. “We did book some particularly large orders in October. We expect that our Electrical Americas markets in 2012 will grow by 6 percent.

“At the end of September, we completed the acquisition of Chilean electrical manufacturer Rolec Comercial e Industrial S.A.,” said Cutler. “Rolec significantly expands our capabilities to serve mining and other heavy industrial applications in Chile and Peru.”
Sales for the Electrical Rest of World segment were $686 million, a decline of 9 percent compared to the third quarter of 2011. The sales decrease was comprised of a decline of 6 percent from foreign currency and 3 percent from core sales. The segment reported operating profits of $76 million. Excluding acquisition integration costs of $1 million during the quarter, operating profits were $77 million, up 24 percent over results in 2011.
“Our markets in the third quarter declined 6 percent,” said Cutler. “Our bookings for the Electrical Rest of World segment, adjusted for foreign exchange and acquisitions, declined 3 percent in the quarter. For all of 2012, we continue to believe that the markets in our Electrical Rest of World segment will decline by 3 percent.”
Hydraulics segment sales were $763 million, up 6 percent compared to the third quarter of 2011. The sales increase was comprised of a 13 percent increase from acquisitions offset by a decline of 4 percent from core sales and 3 percent from foreign exchange. Global hydraulics markets were down 4 percent in the quarter, with U.S. markets down 1 percent and non-U.S. markets down 6 percent.
Operating profits in the third quarter were $93 million. Excluding acquisition integration costs of $5 million during the quarter, operating profits were $98 million, down 11 percent from the third quarter of 2011.
“Global hydraulics markets in the third quarter were impacted by a slowdown in capital expenditures, particularly in the construction equipment industries in the U.S. and China,” said Cutler. “We believe the slowdown has been caused primarily by general economic uncertainties in both countries, which has resulted in some customers postponing purchases. Our bookings, adjusted for foreign exchange and acquisitions, declined 25 percent in the third quarter from last year's record third quarter. For all of 2012, we now believe global hydraulics markets will decline 2 percent, 5 percent lower than we had expected in July.
“We were pleased to close our acquisition of South Korean hydraulics manufacturer Jeil during the third quarter,” said Cutler. “Jeil brings to Eaton an exciting range of motors and valves for the construction equipment market.”
Aerospace segment sales were $419 million, flat with the third quarter of 2011. Aerospace markets were up 4 percent compared to the third quarter of 2011. Operating profits in the third quarter were $49 million, down 31 percent from the third quarter of 2011.
“Our Aerospace margins were 11.7 percent,” said Cutler. “The margins were impacted by the continued shift in the mix to a higher percentage of commercial OEM business, as well as volume modestly below our earlier expectations.
“Aerospace bookings decreased 7 percent during the third quarter, adjusted for foreign exchange, reflecting in particular the decline in defense aerospace markets,” said Cutler. “We continue to believe that our Aerospace markets will grow by 4 percent in 2012.”
The Truck segment posted sales of $549 million in the third quarter, down 23 percent compared to 2011. Truck production in the third quarter was down 8 percent, with U.S. markets down 3 percent and non-U.S. markets down 11 percent. The segment reported operating profits of $103 million, down 26 percent compared to the third quarter of 2011.
“We now expect the NAFTA Class 8 market to total 270,000 units, a reduction from our forecast in July, largely driven by the uncertain economic outlook in the U. S.” said Cutler. “Despite the lower level of truck sales in the third quarter, our margins remained strong at 18.8 percent.”
The Automotive segment posted third quarter sales of $390 million, down 12 percent from the third quarter of 2011. Global automotive markets were flat, with U.S. markets up 8 percent and non-U.S. markets down 3 percent. The segment reported operating profits of $41 million, down 34 percent from the third quarter of 2011.
“U.S. automotive production in the third quarter of 2012 was strong while European automotive production in the quarter declined considerably,” said Cutler. “For all of 2012, we now expect global automotive markets to grow 2 percent, 1 percent less than our expectations in July.”

Eaton Corporation is a diversified power management company with more than 100 years of experience providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. With 2011 sales of $16.0 billion, Eaton is a global technology leader in electrical components, systems and services for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 74,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton's conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via a link on the center of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be discussed during the call.
This news release contains forward-looking statements concerning our fourth quarter sales, the closing of the Cooper acquisition, 2013 results and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; the availability of credit to customers and suppliers; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties in completing or integrating acquisitions including Cooper; failure to close the Cooper acquisition; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company's comparative financial results for the three months and nine months ended September 30, 2012 are available on the company's website, www.eaton.com.

EATON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2012	2011	2012	2011
Net sales	$3,950	$4,123	$11,978	$12,016

Cost of products sold	2,747	2,900	8,316	8,444
Selling and administrative expense	687	668	2,079	2,031
Research and development expense	102	104	313	316
Interest expense-net	42	29	100	92
Other (income) expense-net	(4)	(10)	7	(30)
Income before income taxes	376	432	1,163	1,163
Income tax expense	29	65	123	172
Net income	347	367	1,040	991
Less net income for noncontrolling interests	(2)	(2)	(2)	(3)
Net income attributable to Eaton common shareholders	$345	$365	$1,038	$988

Net income per common share
Diluted	$1.02	$1.07	$3.05	$2.86
Basic	1.02	1.07	3.08	2.90

Weighted-average number of common shares outstanding
Diluted	339.8	341.9	339.7	344.4
Basic	337.6	338.1	336.7	339.7

Cash dividends declared per common share	$0.76	$0.34	$1.52	$1.02

Reconciliation of net income attributable to Eaton common shareholders to operating earnings
Net income attributable to Eaton common shareholders	$345	$365	$1,038	$988
Excluding acquisition integration charges (after-tax)	18	2	30	6
Operating earnings	$363	$367	$1,068	$994

Net income per common share - diluted	$1.02	$1.07	$3.05	$2.86
Excluding per share impact of acquisition integration charges (after-tax)	0.05	0.01	0.09	0.02
Operating earnings per common share	$1.07	$1.08	$3.14	$2.88

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2012	2011	2012	2011
Net sales
Electrical Americas	$1,143	$1,074	$3,363	$3,071
Electrical Rest of World	686	755	2,020	2,285
Hydraulics	763	717	2,267	2,130
Aerospace	419	420	1,285	1,218
Truck	549	715	1,805	1,964
Automotive	390	442	1,238	1,348
Total net sales	$3,950	$4,123	$11,978	$12,016

Segment operating profit
Electrical Americas	$207	$156	$559	$432
Electrical Rest of World	76	62	181	209
Hydraulics	93	109	325	335
Aerospace	49	71	168	166
Truck	103	139	339	349
Automotive	41	62	133	167
Total segment operating profit	569	599	1,705	1,658

Corporate
Amortization of intangible assets	(45)	(47)	(129)	(143)
Interest expense-net	(42)	(29)	(100)	(92)
Pension and other postretirement benefits expense	(41)	(35)	(121)	(105)
Other corporate expense-net	(65)	(56)	(192)	(155)
Income before income taxes	376	432	1,163	1,163
Income tax expense	29	65	123	172
Net income	347	367	1,040	991
Less net income for noncontrolling interests	(2)	(2)	(2)	(3)
Net income attributable to Eaton common shareholders	$345	$365	$1,038	$988
See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
(In millions)
Assets
Current assets
Cash	$425	$385
Short-term investments	620	699
Accounts receivable-net	2,645	2,444
Inventory	1,801	1,701
Other current assets	704	597
Total current assets	6,195	5,826

Property, plant and equipment-net	2,794	2,602

Other noncurrent assets
Goodwill	5,838	5,537
Other intangible assets	2,253	2,192
Deferred income taxes	1,064	1,134
Other assets	656	582
Total assets	$18,800	$17,873

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$108	$86
Current portion of long-term debt	307	321
Accounts payable	1,441	1,491
Accrued compensation	385	420
Other current liabilities	1,467	1,319
Total current liabilities	3,708	3,637

Noncurrent liabilities
Long-term debt	3,690	3,366
Pension liabilities	1,509	1,793
Other postretirement benefits liabilities	645	642
Deferred income taxes	569	442
Other noncurrent liabilities	437	501
Total noncurrent liabilities	6,850	6,744

Shareholders’ equity
Eaton shareholders’ equity	8,220	7,469
Noncontrolling interests	22	23
Total equity	8,242	7,492
Total liabilities and equity	$18,800	$17,873
See accompanying notes.

EATON CORPORATION
NOTES TO THE THIRD QUARTER 2012 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per common share, and operating profit before acquisition integration charges for each business segment as well as corporate expense, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2012 and 2011, Eaton acquired businesses and entered into a joint venture in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions and the related annual sales prior to acquisition are summarized below:

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Americas	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Rest of World	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.

E.A. Pedersen Company	December 29, 2011	Electrical Americas	$37 for 2011
A United States manufacturer of medium voltage switchgear, metal-clad switchgear, power control buildings and relay control panels primarily for the electrical utilities industry.

IE Power, Inc.	August 31, 2011	Electrical Americas	$5 for 2010
A Canadian provider of high power inverters for a variety of mission-critical applications including solar, wind and battery energy storage.

E. Begerow GmbH & Co. KG	August 15, 2011	Hydraulics	$84 for 2010
A German system provider of advanced liquid filtration solutions. This business develops and produces technologically innovative filter media and filtration systems for food and beverage, chemical, pharmaceutical and industrial applications.

ACTOM Low Voltage	June 30, 2011	Electrical Rest of World	$65 for the year ended May 31, 2011
A South African manufacturer and supplier of motor control components, engineered electrical distribution systems and uninterruptible power supply (UPS) systems.

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

C.I. ESI de Colombia S.A.	June 2, 2011	Electrical Americas	$8 for 2010
A Colombian distributor of industrial electrical equipment and engineering services in the Colombian market, focused on oil and gas, mining, and industrial and commercial construction.

Internormen Technology Group	May 12, 2011	Hydraulics	$55 for 2010
A Germany-based manufacturer of hydraulic filtration and instrumentation with sales and distribution subsidiaries in China, the United States, India and Brazil.

Eaton-SAMC (Shanghai) Aircraft Conveyance System Manufacturing Co., Ltd.	March 8, 2011	Aerospace	Joint venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Tuthill Coupling Group	January 1, 2011	Hydraulics	$35 for the year ended November 30, 2010
A United States based manufacturer of pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications.
On May 21, 2012, Eaton reached an agreement to acquire Cooper Industries plc (Cooper). Cooper is incorporated in Ireland and is a diversified global manufacturer of electrical components and tools with sales of $5.4 billion for 2011. At the close of the transaction, Eaton and Cooper will be combined under a newly created company (New Eaton), which is currently called Eaton Corporation Limited and is incorporated in Ireland. The total consideration to be received by Cooper shareholders in the transaction is comprised of both cash and equity and has a value of approximately $11.8 billion based on the closing share price of Eaton common stock of $42.40 on May 18, 2012. At the close of the transaction, the former shareholders of Eaton and Cooper are expected to own approximately 73% and 27% of New Eaton, respectively. The transaction was approved by shareholders of both companies on October 26, 2012, and is subject to receipt of certain regulatory approvals and other customary conditions. The transaction is expected to close in the fourth quarter of 2012.

Note 2. ACQUISITION INTEGRATION CHARGES
Eaton incurs charges related to the integration of acquired businesses. A summary of these charges follows:

	Three months ended September 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
Business segment	2012	2011	2012	2011	2012	2011
Electrical Americas	$1	$3	$207	$156	$208	$159
Electrical Rest of World	1	—	76	62	77	62
Hydraulics	5	1	93	109	98	110
Aerospace	—	—	49	71	49	71
Truck	—	—	103	139	103	139
Automotive	—	—	41	62	41	62
Total business segments before income taxes	7	4	$569	$599	$576	$603
Corporate	20	—
Total before income taxes	$27	$4
After-tax integration charges	$18	$2
Per common share	$0.05	$0.01

	Nine months ended September 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
Business segment	2012	2011	2012	2011	2012	2011
Electrical Americas	$4	$7	$559	$432	$563	$439
Electrical Rest of World	5	1	181	209	186	210
Hydraulics	9	1	325	335	334	336
Aerospace	—	—	168	166	168	166
Truck	—	—	339	349	339	349
Automotive	—	—	133	167	133	167
Total business segments before income taxes	18	9	$1,705	$1,658	$1,723	$1,667
Corporate	28	—
Total before income taxes	$46	$9
After-tax integration charges	$30	$6
Per common share	$0.09	$0.02
Business segment charges for the third quarter of 2012 were related primarily to Internormen Technology Group, Jeil Hydraulics, Polimer Kaucuk Sanayi ve Pazarlama (SEL) and E. Begerow GmbH & Co. KG. Business segment charges for the first nine months of 2012 were related primarily to The Moeller Group, Internormen Technology Group, E. Begerow GmbH & Co. KG and Tuthill Coupling Group. Business segment charges in 2011 were related primarily to CopperLogic, Wright Line Holding and EMC Engineers. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.
Corporate charges in 2012 were related primarily to pre-acquisition transaction costs associated with the planned acquisition of Cooper. These charges were included in Selling and administrative expense and Interest expense-net. In Business Segment Information, the charges were included in Interest expense-net and Other corporate expense-net.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended September 30
	Pension benefit expense		Other postretirement benefits expense
	2012	2011	2012	2011
Service cost	$41	$35	$5	$4
Interest cost	51	52	10	10
Expected return on plan assets	(64)	(58)	(2)	—
Amortization	33	22	3	3
	61	51	16	17
Curtailment loss	—	1	—	—
Settlement loss	8	5	—	—
Total expense	$69	$57	$16	$17

	Nine months ended September 30
	Pension benefit expense		Other postretirement benefits expense
	2012	2011	2012	2011
Service cost	$123	$106	$13	$12
Interest cost	156	158	29	30
Expected return on plan assets	(192)	(176)	(5)	—
Amortization	99	66	10	9
	186	154	47	51
Curtailment loss	—	1	—	—
Settlement loss	19	15	—	—
Total expense	$205	$170	$47	$51

Note 4. INCOME TAXES
The effective income tax rate for the third quarter of 2012 was 7.7% compared to 15.2% for the third quarter of 2011 and 10.6% for the first nine months of 2012 compared to 14.8% for the first nine months of 2011. The lower effective tax rate in the third quarter of 2012 was primarily attributable to the utilization of deferred tax assets in Asia Pacific jurisdictions, as well as adjustments related to the filing of the 2011 income tax returns in the United States and international tax jurisdictions. The lower effective tax rate in the first nine months of 2012 was attributable to the items noted above, the favorable impact of enhanced investment incentives in Europe, and a reduction in deferred tax liabilities in a European jurisdiction due to the realization of a lower effective tax rate.

CONTACT:
Eaton Corporation
Scott Schroeder, 216-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, 216-523-5127 (Investor Relations)